Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-1 of Papa Murphy’s Holdings, Inc. of our report dated October 29, 2013, relating to the financial statements of KK Great Pizza, LLC as of December 31, 2012, and for the year then ended, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Moss Adams LLP

Portland, Oregon

February 27, 2014